Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Gambling.com Group Limited

St. Helier, Channel Island of Jersey

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-258412 and No. 333-262539) of our report dated March 24, 2022 relating to the consolidated financial statements of Gambling.com Group Limited, which appears in the Annual Report on Form 20-F.

/s/ BDO LLP

BDO LLP

London, United Kingdom

March 24, 2022